Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to Registration Statement of ARMOUR Residential REIT, Inc. on Form S-3 (333-179473), to be filed on or about March 28, 2012, of our report dated March 9, 2012 on the consolidated financial statements as of December 31, 2010 and for each of the years in the two year period ended December 31, 2010, which report was included in the Form 10-K filed on March 6, 2012. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3.

/s/ EisnerAmper LLP

New York, New York

March 26, 2012